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                                                                   Exhibit 10.15





                                   THE 1997
                               CUNO INCORPORATED




                             EXECUTIVE MANAGEMENT
                                INCENTIVE PLAN


                                    (EMIP)



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                               TABLE OF CONTENTS



                  I.  Introduction

                 II.  Executive Summary

                III.  Corporate Threshold

                 IV.  Plan Design - Award Levels and Goal Appointment

                  V.  Performance Measures and Payout Criteria

                 VI.  Stock Payout Option

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 I.  Introduction
     ------------

     The Compensation Committee will administer two annual incentive plans for management. Both plans were approved by the Compensation Committee on ___________, 1996.


     The Executive Management incentive Plan ("EMIP") will be a performance based plan in which payouts will be set in accordance with the requirements of Code Section 162 (m). These requirements are:


     -The compensation must be payable on account of attainment of one or more pre-established objective goals;

     -The performance goals must be established by a Compensation Committee that is comprised solely of two or more "outside directors";

     -The terms of the compensation and performance criteria must be disclosed to and approved by shareholders before payment;

     -The Compensation Committee must certify in writing that the performance goals have been satisfied before payment.

II.  Executive Summary
     -----------------

     *Threshold Performance

      A pre-tax return on Total Company Net Worth plus long-term debt at the beginning of the fiscal year that equals the long-term Treasury Bond rate.

     *Participants

      Restricted to the Chief Executive Officer, Chief Operating Officer, and other senior executives approved by the Chief Executive Officer and the Compensation Committee. Participants for 1997 are Messrs. Powers and Kachur.

     *Performance

      The performance measure for Senior Corporate Officers is Corporate Net Income against the approved Business Plan. Other appropriate measures may be used for approved Divisional Management participants, and they include:
      Return on Sales, Cash Flow and Return on Assets.


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     * Award Levels

       - Equals 60% and 45% of base salary for the two 1997 participants for performance equaling Business Plan. These are the Target Percentages.

       - Minimum payment occurs at 80% achievement of targeted goals.

       - Performance in excess of Plan permits a factor increase in the award up to a maximum of 200% of target for achievement of 150% against Plan.

       - Participants (Senior Management and Divisional General Managers ONLY) may elect to receive up to 100% of an award in restricted stock of the Company. The portion deferred to stock will be enhanced 25% to encourage share holding and recognize inherent risks.

III.   Corporate Threshold

       It is proposed to utilize the long-term Treasury Bond rate of 6.94% for the 1997 Plan. Utilization of a long-term rate more closely matches shareholder investment horizons.

       The indicated pre-tax threshold for 1997 will be: (In millions)

                  Net Worth           $48.8
                  Long Term Debt       34.3
                                       ----

                  Capital Employed    $83.1

                  Threshold           $ 5.8
                                       ----
                                       ====

IV.    Plan Design - Award Levels and Goal Apportionment

       Awards attainable by the 1997 participants are as follows:



                                              Award Levels
                                           Percent of Salary
                                    100% of Plan       150% of Plan
                                    ------------       ------------

       Senior Corporate Officers       45-60%             90-120%

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       The goal for the 1997 participants is Corporate Net Income.


V.     Performance Measures and Payout Criteria

       The measurement for Senior Corporate Officers is Total Company Net Income against Business Plan as reviewed with the Board of Directors.

       Senior Corporate Officers will be required to achieve 80% of Plan goal to derive a minimum payment of 25% of target. A 100% achievement of Plan would result in 100% award, with a 200% of target payment at 150% of Plan. (See Exhibit A for schedule of achievement factors.) As a general guideline, no award will be paid to any individual if the total Company pre-tax income falls below the Corporate Threshold.

VI.    Stock Payout Option

       Participants may elect to receive earned awards in cash or restricted stock or a combination of the two. To select a portion or total of the award in restricted stock, participants must inform the Chief Executive Officer, or his designate, in writing prior to the start of the fiscal year (no later than October 31).

       For fiscal 1997 parameters for restricted stock payout include:

       * Up to 100% of an award can be elected for payment in restricted stock, expressed either as a dollar amount or a percentage of the total award;

       * Restricted stock will be issued based on the closing stock price on the date the award is approved by the Compensation Committee;

       * The payout in restricted stock will be increased by 25 percent, reflecting the added risk of holding stock during the restricted period. For example, if $10,000 is elected by the participant to be paid in restricted stock, then $12,500 worth of restricted stock will be granted;

       * The restriction period will be four years after which the stock will be released to the participant;

       * Quarterly dividends (if any) will be paid to participants during this four year restricted period;

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     *  If a participant retires prior to the fulfillment of the vesting period or is terminated due to a workforce reduction of sale of a unit, the stock will be released to the participant once the vesting period is completed;

     * If the participant voluntarily leaves the Company or is terminated "for cause," the shares will be forfeited;

     * Any election for payout in restriction stock is subject to the approval of the Compensation Committee.